Exhibit 99.1

Murphy USA Inc. Reports Preliminary Fourth Quarter and Annual 2014 Results

El Dorado, Arkansas, February 4, 2015 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, announced today financial results for the quarter and year ended December 31, 2014.  Key highlights include:

•

Income from continuing operations of $98.3 million ($2.13 per diluted share) for Q4 2014  ($29.5 million or $0.63 per diluted share for Q4 2013) and $243.1 million ($5.24 per diluted share) for the full year 2014 ($156.3 million or $3.34 per diluted share for 2013)

•

Retail fuel margins averaged 24.6 cents per gallon (cpg), the highest quarterly margin since 2008, and retail fuel volumes grew by 2.7% per site for the quarter; on an annual basis retail fuel margins were 15.8 cpg and retail fuel volumes grew by 0.7% per site

•

Total merchandise gross margin dollars grew 11.3% in Q4 2014 compared to the prior year quarter and were up nearly 6.4%  on an average per store month (APSM) basis for the current quarter; for the full year, total merchandise gross margin grew $19.8 million or 7.0% (2.9% on an APSM basis)

•

Operating income from the Hereford ethanol plant was $4.1 million in Q4 2014 ($2.8 million in Q4 2013)  due to improved efficiency in operations and improved yields; full year 2014 operating income was a record $20.1 million ($2.9 million in 2013) due to a 3% improvement in yield and higher crush spreads

•	New stores added in the quarter totaled 24 to bring the full year count to 60 new stores

Three-month results

For the three month period ended December 31, 2014, the Company reported income from continuing operations of $98.3 million or  $2.13 per diluted share on revenues of $3.61 billion.  Income from continuing operations was $29.5 million, or $0.63 per diluted share in the same period in 2013 on revenues of $4.19 billion.  Average retail fuel prices for the fourth quarter 2014 (including taxes) were $2.67 per gallon versus $3.11 per gallon in the same period of 2013.  Net income for the three month period ended December 31, 2014 was $98.3 million as there were no discontinued operations in the current quarter compared to net income of $93.6 million, or $2.00 per diluted share, for the comparable period in 2013, which included $64.2 million of income from discontinued operations.   The improved results in continuing operations for the current quarter were primarily driven by significantly higher retail fuel margins and higher retail fuel volumes along with higher merchandise margin dollars, partially offset by lower product supply and wholesale gross margins.  The current year quarter includes an after-tax benefit of $6.0 million from the settlement of an outstanding legal case and $9.8 million in benefits related to tax contingencies and other matters.  Cash and cash equivalents at the end of December 2014 were $328.1 million.

“The fourth quarter topped off an outstanding first year as a standalone company,” said President and CEO Andrew Clyde.  “We set and achieved ambitious goals for the year around site growth, merchandise and fuel margin expansion, and cost leadership.  We look forward to continuing our performance and execution track record in 2015 and returning additional value to our shareholders.” said Mr. Clyde.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $165.7 million for the three month period ended December  31, 2014, compared to $78.2 million for the same period in 2013.

Total retail fuel volumes increased 7.5% with 1.04 billion gallons sold in the 2014 quarter compared to 0.97 billion gallons in the comparable 2013 quarter.    Retail fuel volumes sold on an APSM basis were 277,221 gallons in the 2014 period compared to 270,024 gallons in the 2013 period,  an increase of 2.7%.   Retail fuel margins (before credit card expenses) were 24.6 cpg in the 2014 quarter compared to 10.4 cpg in the 2013 period, an increase of 14.2 cpg that led to an increase in fuel gross margin dollars of $155 million.  A  significant decline in  wholesale prices was the primary driver behind the improved results.  Total product supply and wholesale margin dollars excluding Renewable Identification Numbers (RINs)  were a  negative $46.1 million in the 2014 period compared to income of $27.9 million in the same period of 2013.  During periods of sustained price changes, our practice of ratably purchasing bulk supply to replace volumes sold through our retail and wholesale network can result in a market swing that has a financial impact.    We experienced such a market decline during the fourth quarter of 2014 and this had a negative financial impact.  Also impacting operating income for the three months ended December  31, 2014 was income generated by the sale of RINs of $26.8 million compared to $16.6 million in the 2013 period.  During the current period, 54 million RINs were sold at an average selling price of $0.49 per RIN.

Total merchandise margin dollars increased by 11.3%  in the 2014 quarter compared to the prior year.  Merchandise margins for the quarter ended December 31, 2014 was 14.4% compared to 13.3% for the same period in 2013.  For the quarter, tobacco products showed the highest increase with cigarette margins improving 6.3% on an APSM basis.  Smokeless and other tobacco products also had strong improvements.    Non-tobacco products continued to show increases in both margin dollars and total sales as key promotions with beverages and salty snacks among other categories showed favorable results in the current period. For the current quarter, merchandise revenues were $549 million compared to $534 million for the 2013 period, an increase of $15.6 million.  For the current quarter, total non-tobacco sales dollars increased 10.7%, with the largest increases shown in dispensed beverages,  salty snacks and lottery/lotto, while margin dollars increased 9.8%. Total merchandise margin dollars on an APSM basis for the quarter were up $1,263 per site due to increases in tobacco margin dollars of 7.3% combined with a 4.9%  increase in non-tobacco margin dollars.

Total station and other operating expenses were $133.9 million for the quarter ended December 31, 2014, compared to $125.3 million for the same period in 2013.  On an APSM basis, the expenses applicable to retail increased 3.3% period over period.  Excluding credit card expenses, station operating expenses on an APSM basis increased 4.4%  in the current quarter compared to the same period in the prior year.  The largest area of increase in site operating expenses during the current quarter was related to maintenance expense as the 2014 quarter contained higher charges for site upgrades and repairs to reinvest in our brand image.  Selling, general and administrative (SG&A) expenses in the current quarter were $33.0 million compared to $27.6 million in the same period of 2013.  SG&A expense for the current quarter was higher than Q4 2013 primarily due to higher employee and employee benefit related costs.  Included in the station and other operating expense and SG&A expense totals above are $5.1 million and $5.2 million of combined operating expense and SG&A costs for the three months ended December 31, 2014 and 2013, respectively,  for product supply and wholesale operations.

The Company’s ethanol plant in Hereford, Texas, was profitable for the fourth quarter of 2014, generating $4.1 million in operating income compared to operating income of $2.8 million in  Q4 2013.  The improved results in the current quarter were the result of an 8.4% increase in annual throughput rates and improved yields combined with direct cost reductions following the planned maintenance shutdowns during first and third quarter 2014.

Interest expense was lower in the fourth quarter 2014 compared to the prior year quarter by $1.3 million. There was no interest expense on the prior term loan in the current period as it was paid off in May 2014.

Capital expenditures for continuing operations for the quarter ended December  31, 2014 were $54.2 million compared to $42.9 million in 2013.  Of those capital expenditures, in the current quarter, $39.8 million were for retail growth and $9.6 million were spent on retail maintenance items.  The remaining balance of the capital expenditures was in our ethanol and corporate areas.  Cash flow from operating activities was  $89.1 million in the current quarter compared to a negative $13.3 million in the same period in 2013.  Free cash flow (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) for the period was $34.9 million compared to a negative $56.2 million in the prior year period.  The increase in the current period was due to higher net income and changes in working capital.

Annual results

For the full year ended December 31, 2014, the Company reported income from continuing operations of $243.1 million or $5.24 per diluted share, on revenues of $17.2 billion compared to $156.3 million and $3.34 per diluted share in the same period in 2013 on revenues of $18.1 billion.  Average retail fuel prices for the annual 2014 period (including taxes) were $3.15 per gallon versus $3.32 per gallon in 2013, which contributed to the decrease in revenue in the current year.  Net income for the twelve months ended December  31, 2014, was  $243.9 million or $5.26 per diluted share, compared to net income of  $235.0 million, or $5.02 per diluted share, for the same period in 2013.  The higher results in continuing operations for 2014 were primarily driven by higher retail fuel margins and volumes, improved results from the Hereford ethanol plant, and higher merchandise gross margin dollars in 2014 partially offset by lower contribution from product supply and wholesale operations.  The current year includes an after-tax benefit of $10.9 million from a LIFO decrement in the period, a state tax benefit of $6.8 million, an after-tax benefit of $6.0 million from the settlement of an outstanding legal case and $9.8 million in benefits related to tax contingencies and other matters while 2013 had no comparable adjustments.  Income from discontinued operations in 2014 contain the final adjustments to working capital from the sale of the Hankinson plant, resulting in a gain of $0.8 million ($0.02 per diluted share), net of tax, for the current year.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $474.9 million for the year ended December  31, 2014, compared to $340.1 million for 2013.

Total retail fuel volumes increased 4.8% with 3.98  billion gallons sold in 2014 compared to 3.80 billion gallons in the 2013 period mainly due to 60 new sites opening in 2014.   Retail fuel

volumes sold on an APSM basis were 270,416 gallons in the 2014 period compared to 268,458 gallons in the 2013 period.  Retail fuel margins (before credit card expenses) were 15.8 cpg in 2014 compared to 13.0 cpg in 2013, an increase of 2.8 cpg.  Year-to-date margins and volumes were impacted during the period by wholesale price volatility as the first six months were relatively flat followed by significantly declining wholesale prices in the latter half of 2014.    Per site fuel volumes also reflect one additional partial month of the Walmart 15 cent/10 cent fuel discount program in 2014 compared to 2013.  Total product supply and wholesale margin dollars excluding RINs were $13.5 million in the 2014 period compared to $54.2 million in the same period of 2013.  We experienced sustained wholesale price declines during the latter half of 2014 that caused a negative financial impact due to our practice of ratably acquiring bulk supply to replace retail and wholesale volumes sold through our network.  The 2014 amount includes a Q1 benefit of $17.8 million related to a LIFO decrement due to a decision to run a leaner fuel supply chain, which caused liquidation of inventories that were not restored at year-end.  Also impacting operating income for the twelve months ended December 31, 2014 was income generated by the sale of RINs of $92.9 million compared to $91.4 million in the 2013 period.  During the current period, 195 million RINs were sold at an average selling price of $0.48 per RIN.

Total merchandise margin dollars increased by $19.8 million or 7.0%  in the twelve months ended December 31, 2014 compared to the prior year.  Merchandise margins for the twelve months ended December 31, 2014 was 14.0% compared to 13.1% for the same period in 2013.  Non-tobacco products continued to show increases in both margin dollars and percentage of total sales as certain promotions with beverages, candy and salty snacks among other categories showed favorable results in the current year.  For the current year, merchandise revenues of  $2.16 billion were slightly higher than the 2013 period. For the current year,  total non-tobacco sales dollars increased 9.6%, with the largest increases shown in dispensed beverages, alternative snacks and salty snacks, while margin dollars increased 11.1% primarily due to increased margins related to dispensed beverage, beer, wine and liquor and general merchandise.  On an APSM basis, total merchandise sales were down 3.8% with tobacco products down 6.0%, partially offset by a 5.4% increase in non-tobacco sales.    Merchandise margin dollars on an APSM basis for the year were up 2.9% with tobacco margin dollars up 0.5%, combined with an increase in non-tobacco margin dollars of 6.9%.  Within the tobacco categories, both smokeless (7.4% increase) and other tobacco products (30.3% increase) were up significantly on a margin basis due to improved execution and a more advantageous product mix.

Station and other operating expenses were $521.5 million for the twelve months ended December  31, 2014, compared to $493.7 million for the same period in 2013.  On an APSM basis, the expenses applicable to retail increased 1.7% period over period.  Excluding credit card expenses, station operating expenses on an APSM basis increased in the current year by 0.9% compared to the prior year.  The largest area of increase in other operating expenses during the current period was related to maintenance expense, as the 2014 period contained higher charges for site upgrades and repairs to reinvest in our brand image.  SG&A expenses in the current year were $120.9 million compared to $133.0 million in the same period of 2013.  The prior year contained $15.4 million of spin-related and other one-time, nonrecurring costs.  Without the prior year nonrecurring costs, SG&A expense for the current year was 2.8%  higher than the same period in 2013.  The primary reason for the increase other than the nonrecurring costs is higher employee related charges.  Included in the station and other operating expense and SG&A expense totals above are $19.1  million and $20.0 million of combined operating expense and SG&A costs for the twelve months ended December  31, 2014 and 2013, respectively, for product supply and wholesale operations.

The Company’s ethanol plant in Hereford, Texas generated a record  $20.1 million in operating income compared to operating income of $2.9 million in 2013. The improved results at Hereford in the current year were the result of improved operations with 3% higher yields for the year (2.76 in 2014 versus 2.67 in 2013) and significantly higher crush spreads. The improved efficiencies and higher yields have resulted since the completion of the planned maintenance shutdown during the first and third quarters of 2014.

Interest expense is higher in the full year 2014 compared to the prior year period by $22.1 million due to the issuance in mid-August 2013 of the $500 million Senior Notes and the funding of a $150 million term loan under our credit facilities.  As these borrowings did not exist for the full prior period, there is a large increase in interest expense resulting from these transactions partially offset by the early repayment of the term loan in May 2014.  Further, the 2014 period contains a charge of $1.9 million related to a write-off of deferred debt costs for the recently repaid term loan.

Capital expenditures for continuing operations for the twelve months ended December  31, 2014 were $138.9 million compared to $172.0 million in 2013.  Of those capital expenditures, $112.9 million were for retail growth and $18.3 million were spent on retail maintenance items.  The remaining balance of the capital expenditures was in our ethanol and corporate areas.  The 2013 period contained $41.8 million in expenditures related to a deposit on land to be acquired from Walmart as a part of the December 2012 agreement.  Cash flow from operating activities was $305.6 million in the current year compared to $356.7 million in the same period in 2013.  Free cash flow (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) for the period was $166.7 million compared to $192.2 million in the prior year period.  The decrease in the period was due primarily to lower operating cash flows for the period partially offset by lower capital expenditures due to timing of station builds.

Station Openings

During the fourth quarter of 2014, Murphy USA opened 24 retail locations to bring the 2014 total to 60 new sites.  In 2013, we opened 39 new retail locations.  As of December 31, 2014, Murphy USA has 1,263 total locations in operation that include 1,056 Murphy USA sites and 207 Murphy Express sites.  During 2014, 43 of the 60 completed stores were our  new 1,200 sq. ft. or larger format.

Cash Flow and Financial Resources

For the quarter ended December  31, 2014, cash flows provided by operating activities were  $89.1 million, compared to negative $13.3 million in the 2013 period.    The increase in cash provided by operating activities over 2013 of $102.4 million was due to higher net income and lower declines in working capital.  The total cash flow provided by operating activities included no cash flows from discontinued operations in the fourth quarter of 2014 and $13.7 million from discontinued operations in 2013.   Cash flows required by investing activities in the fourth quarter of 2014 were $54.1 million, which consisted primarily of capital expenditures for property additions while the 2013 period generated cash of $129.9 million, which was due to the sale of Hankinson in 2013.  Cash flows used in financing activities were  $1.2 million in the fourth quarter of 2014 compared to cash provided by financing activities of $84.4 million in the 2013 period.

At December  31, 2014, we had no borrowings under our asset-based loan facility, which was put in place with an initial borrowing base limit of $450.0 million in mid-August 2013 and remains undrawn.  Total debt at December  31, 2014 of $492.4 million (net of unamortized debt discount) consisted solely of the $500.0 million Senior Notes and is not inclusive of the $328.1 million in cash and cash equivalents the Company had at December 31, 2014.

The Company’s effective tax rate is lower than normal in the current quarter and twelve months ended December  31, 2014 due to the discrete state income tax benefit of $6.8 million, recorded in the second quarter 2014 and the $9.8 million in tax benefits related to settlement of tax contingencies and other matters that were recorded in the fourth quarter 2014.  However, we currently estimate that our ongoing effective tax rate will be approximately 38.5% for 2015.

"Record Q4 fuels margins put an exclamation point on what was already outstanding full year results," said Mr. Clyde.  "The challenge for 2015 will be navigating through periods of tight margins when prices rebound.  In this environment, we expect our low cost business model and capital structure to prove its resilience as we continue to execute our strategy of organic growth.”

Earnings Call Information

The Company will host a conference call on February 5, 2015, at 10:00 a.m. Central time to discuss fourth quarter 2014 results.  The conference call number is  1 (877) 291-1367 and the conference number is 61597044. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com).  Online replays of the earnings call will be available through Murphy USA’s website and a recording of the call will be available through February 9, 2015, by dialing 1(855) 859-2056 and referencing conference number 61597044.

Forward-Looking Statements

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations.  Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties.  Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted  by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates.  Our SEC reports, including our Annual Report on our Form 10-K for the year ended December 31, 2014 (when available)  contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.  The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Contact: Investors/Media

Tammy L. Taylor (870) 881-6853, Sr. Manager Investor Relations and Corporate Communications

taylotl@murphyusa.com

I

Murphy USA Inc.

Consolidated and Combined Statements of Income

(Unaudited, except twelve months in 2013)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Thousands of dollars except per share amounts)	2014	2013	2014	2013
Revenues
Petroleum product sales (a)	$2,977,080	$3,589,171	$14,728,527	$15,560,317
Merchandise sales	549,403	533,793	2,161,378	2,159,466
Ethanol sales and other	82,378	72,011	320,014	363,552
Total revenues	3,608,861	4,194,975	17,209,919	18,083,335
Costs and operating expenses
Petroleum product cost of goods sold (a)	2,764,686	3,460,195	14,074,579	15,009,955
Merchandise cost of goods sold	470,420	462,858	1,859,732	1,877,630
Ethanol cost of goods sold	41,055	40,870	158,276	228,899
Station and other operating expenses	133,939	125,273	521,526	493,703
Depreciation and amortization	20,259	19,395	79,234	74,130
Selling, general and administrative	33,027	27,611	120,901	132,999
Accretion of asset retirement obligations	303	275	1,200	1,096
Total costs and operating expenses	3,463,689	4,136,477	16,815,448	17,818,412
Income from operations	145,172	58,498	394,471	264,923
Other income (expense)
Interest income	203	11	244	1,099
Interest expense	(8,412)	(9,669)	(36,646)	(14,509)
Gain on sale of assets	24	15	194	5,995
Other nonoperating income	10,039	95	11,160	169
Total other income (expense)	1,854	(9,548)	(25,048)	(7,246)
Income before income taxes	147,026	48,950	369,423	257,677
Income tax expense	48,679	19,477	126,341	101,351
Income from continuing operations	98,347	29,473	243,082	156,326
Income from discontinued operations, net of income taxes	-	64,156	781	78,707
Net Income and Comprehensive Income	$98,347	$93,629	$243,863	$235,033

Earnings per share - basic:
Income from continuing operations	$2.15	$0.63	$5.27	$3.34
Income from discontinued operations	-	1.37	0.02	1.68
Net income - basic	$2.15	$2.00	$5.29	$5.03

Earnings per share - diluted:
Income from continuing operations	$2.13	$0.63	$5.24	$3.34
Income from discontinued operations	-	1.37	0.02	1.68
Net income - diluted	$2.13	$2.00	$5.26	$5.02

Weighted-average shares outstanding:
Basic	45,724	46,743	46,104	46,743
Diluted	46,170	46,879	46,417	46,858

Supplemental information:
(a) Includes excise taxes of:	$500,262	$464,963	$1,930,608	$1,884,035

Murphy USA Inc.

Segment Operating Results

(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended December 31,		Year Ended December 31,
Marketing Segment	2014	2013	2014	2013

Revenues
Petroleum product sales	$2,977,080	$3,589,171	$14,728,527	$15,560,317
Merchandise sales	549,403	533,793	2,161,378	2,159,466
Other	27,515	17,309	95,998	94,298
Total revenues	$3,553,998	$4,140,273	$16,985,903	$17,814,081

Costs and operating expenses
Petroleum products cost of goods sold	2,764,686	3,460,195	14,074,579	15,009,955
Merchandise cost of goods sold	470,420	462,858	1,859,732	1,877,630
Station and other operating expenses	125,579	116,195	486,761	460,475
Depreciation and amortization	19,068	18,419	74,906	71,253
Selling, general and administrative	32,640	27,282	119,266	129,600
Accretion of asset retirement obligations	303	275	1,200	1,096
Total costs and operating expenses	$3,412,696	$4,085,224	$16,616,444	$17,550,009

Income from operations	$141,302	$55,049	$369,459	$264,072

Other income (expense)
Gain (loss) on sale of assets	25	15	194	5,995
Other nonoperating income (loss)	117	95	438	169
Total other income (expense)	$142	$110	$632	$6,164

Income from continuing operations
before income taxes	141,444	55,159	370,091	270,236
Income tax expense	47,020	22,008	127,657	106,223
Income from continuing operations	$94,424	$33,151	$242,434	$164,013

Gallons sold per store month	277,221	270,024	270,416	268,458
Fuel margin (cpg)	24.6	10.4	15.8	13.0
Fuel margin $ per store month	$68,320	$28,192	$42,821	$34,998

Total tobacco sales revenue per store month	$114,350	$118,603	$114,727	$122,094
Total non-tobacco sales revenue per store month	32,256	30,497	32,096	30,455
Total merchandise sales revenue per store month	$146,606	$149,100	$146,823	$152,549

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Merchandise margin $ per store month	$21,076	$19,814	$20,491	$19,909
Merchandise margin as a percentage of merchandise sales	14.4%	13.3%	14.0%	13.1%

Store count at end of period	1,263	1,203	1,263	1,203
Average retail sites open during the period (store months)	1,249	1,193	1,227	1,180

Murphy USA Inc.

Consolidated and Combined Balance Sheets

	December 31,
(Thousands of dollars)	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$328,105	$294,741
Accounts receivable—trade, less allowance for doubtful accounts of $4,456 in 2014 and $4,456 in 2013	140,091	193,181
Inventories, at lower of cost or market	182,914	179,055
Prepaid expenses and other current assets	14,772	15,439
Total current assets	665,882	682,416
Property, plant and equipment, at cost less accumulated depreciation and amortization of $730,203 in 2014 and $655,360 in 2013	1,253,124	1,190,723
Other assets	15,251	8,103
Total assets	$1,934,257	$1,881,242
Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$14,000
Trade accounts payable and accrued liabilities	386,999	433,228
Income taxes payable	25,600	72,146
Deferred income taxes	481	7,143
Total current liabilities	413,080	526,517
Long-term debt	492,443	547,578
Deferred income taxes	118,609	114,932
Asset retirement obligations	22,245	17,130
Deferred credits and other liabilities	29,175	18,749
Total liabilities	1,075,552	1,224,906
Stockholders' Equity
Preferred Stock, par $0.01, (authorized 20,000,000 shares,
none outstanding)	—	—
Common Stock, par $0.01 (authorized 200,000,000 shares,
46,767,164 issued and 46,743,633 shares issued and
outstanding at 2014 and 2013, respectively)	468	467
Treasury stock (1,056,689 shares held at December 31, 2014)	(51,073)	—
Additional paid in capital (APIC)	557,871	548,293
Retained earnings	351,439	107,576
Total stockholders' equity	858,705	656,336
Total liabilities and stockholders' equity	$1,934,257	$1,881,242

Murphy USA Inc.

Consolidated and Combined Statement of Cash Flows

(Unaudited, except year ended December 31, 2013)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Thousands of dollars)	2014	2013	2014	2013
Operating Activities
Net income	$98,347	$93,629	$243,863	$235,033
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations	-	(64,156)	(781)	(78,707)
Depreciation and amortization	20,259	19,395	79,234	74,130
Amortization of deferred major repair costs	341	175	1,093	575
Deferred and noncurrent income tax charges (credits)	9,548	6,095	(1,032)	(7,262)
Accretion on discounted liabilities	303	275	1,200	1,096
Pretax gains from sale of assets	(24)	(15)	(194)	(5,995)
Net decrease in noncash operating working capital	(43,188)	(83,690)	(32,466)	74,865
Other operating activities-net	3,546	1,319	14,530	13,215
Net cash provided by (required by) continuing operations	89,132	(26,973)	305,447	306,950
Net cash provided by (required by) discontinued operations	-	13,715	134	49,748
Net cash provided by (required by) operating activities	89,132	(13,258)	305,581	356,698
Investing Activities
Property additions	(54,201)	(42,941)	(138,888)	(164,536)
Proceeds from sale of assets	97	39	376	6,113
Expenditures for major repairs	(29)	54	(1,369)	(726)
Other investing activities-net	-	-	(10,631)	52
Investing activities of discontinued operations
Sales proceeds	-	173,118	1,097	173,118
Other	-	(375)	-	(1,129)
Net cash provided by (required by) investing activities	(54,133)	129,895	(149,415)	12,892
Financing Activities
Purchase of treasury stock	(1,327)	-	(51,348)	-
Repayments of long-term debt	-	(81,136)	(70,000)	(81,170)
Additions to long-term debt	-	-	-	641,250
Cash dividend to former parent	-	-	-	(650,000)
Debt issuance costs	75	(44)	(875)	(6,693)
Amounts related to share-based compensation	94	-	(580)	-
Net distributions to parent	-	(3,215)	-	(35,609)
Net cash provided by (required by) financing activities	(1,158)	(84,395)	(122,803)	(132,222)
Net increase in cash and cash equivalents	33,841	32,242	33,363	237,368
Cash and cash equivalents at beginning of period	294,264	262,499	294,742	57,373
Cash and cash equivalents at end of period	$328,105	$294,741	$328,105	$294,741

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Adjusted EBITDA for the three and twelve months ended December 31, 2014 and 2013.  EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)).  EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.    Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance.  However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Years Ended December 31,
(Thousands of dollars)	2014	2013	2014	2013

Net income	$98,347	$93,629	$243,863	$235,033

Income taxes	48,679	19,477	126,341	101,351
Interest expense, net of interest income	8,209	9,658	36,402	13,410
Depreciation and amortization	20,259	19,395	79,234	74,130
EBITDA	175,494	142,159	485,840	423,924

(Income) loss from discontinued operations	-	(64,156)	(781)	(78,707)
Accretion of asset retirement obligations	303	275	1,200	1,096
Gain on sale of assets	(24)	(15)	(194)	(5,995)
Other nonoperating income	(10,039)	(95)	(11,160)	(169)
Adjusted EBITDA	$165,734	$78,168	$474,905	$340,149

The Company also considers Free Cash Flow in the operation of its business.  Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period.  Free cash flow is also considered a non-GAAP financial measure.  Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance.  Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow.  As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow.  The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended December 31,		Years Ended December 31,
(Thousands of dollars)	2014	2013	2014	2013

Net cash provided by (required by) operating activities	$89,132	$(13,258)	$305,581	$356,698
Payments for property and equipment	(54,201)	(42,941)	(138,888)	(164,536)
Free cash flow	$34,931	$(56,199)	$166,693	$192,162